Exhibit 4.1
THIRD AMENDMENT TO CREDIT AGREEMENT AND AMENDMENT TO PLEDGE AND SECURITY AGREEMENT
     THIS THIRD AMENDMENT TO CREDIT AGREEMENT AND AMENDMENT TO PLEDGE AND SECURITY AGREEMENT, dated as of March 18, 2009 (this “Amendment”), is among TECUMSEH PRODUCTS COMPANY (the “Borrower”), the other Loan Parties party hereto, the lenders party hereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, together with its successors and assigns, the “Administrative Agent”).
RECITAL
     The Borrower, the other Loan Parties, the Lenders and the Administrative Agent are parties to a Credit Agreement dated as of March 20, 2008 (as amended from time to time, the “Credit Agreement”) and are parties to a Pledge and Security Agreement dated as of March 20, 2008 (as amended from time to time, the “Security Agreement”). The Borrower and the Loan Guarantors desire to amend the Credit Agreement and the Security Agreement as set forth herein and the Lenders are willing to do so in accordance with the terms hereof.
TERMS
     In consideration of the premises and of the mutual agreements herein contained, the parties agree as follows:
ARTICLE 1.
CREDIT AGREEMENT AMENDMENTS
     The Credit Agreement is amended as follows:
     1.1 The following new definition is added to Section 1.1:
          “Aggregate Net Mark-to-Market Exposure” means, as of any date of determination, the aggregate amount of the excess (if any) of all unrealized losses over all unrealized profits pursuant to all Swap Agreements and related transactions of each Loan Party or its Subsidiaries owing to one or more Lenders or their respective Affiliates. “Unrealized losses” means the fair market value of the cost to the Loan Parties of replacing all Swap Agreements and related transactions as of the date of determination (assuming all Swap Agreements and related transactions were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to the Loan Parties of replacing all Swap Agreements and related transactions as of the date of determination (assuming all Swap Agreements and related transactions were to be terminated as of that date).
     1.2 The following definitions in Section 1.1 are restated as follows:
          “Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan, the applicable per annum rate set forth below:

	Eurodollar Loan	ABR Loan
	Applicable	Applicable
Average Availability	Rate	Rate
≤ $30,000,000	2.00%	1.00%
> $20,000,000	2.25%	1.25%
≤ $20,000,000	2.50%	1.50%
For purposes of the foregoing, the Applicable Rate shall be determined by reference to the Average Availability for the most recent fiscal quarter end. Adjustments, if any, to the Applicable Rate shall be made on a quarterly basis and shall be effective five Business Days after the date the applicable Compliance Certificate is scheduled to be delivered. If the Borrower fails to deliver the Borrowing Base Certificate to the Administrative Agent at the time required or any other Event of Default has occurred and is continuing, then the Applicable Rate shall be the highest Applicable Rate set forth in the foregoing table until five days after such Borrowing Base Certificate is so delivered or other Event of Default is waived.
          “Borrowing Base” means, at any time, the sum of:
               (a) 85% of Eligible Accounts at such time, plus
               (b) the lesser of (i) 70% of Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time and (ii) 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time, plus
               (c) 100% of the Cash Collateral, plus
               (d) the PP&E Component, minus

               (e) Reserves.
     The Agent may, in its Permitted Discretion, reduce the advance rates set forth above or reduce one or more of the other elements used in computing the Borrowing Base.
          “PP&E Component” means, at the time of any determination, an amount equal to the least of (i) 50% of the fair market value of any Loan Party’s Eligible Real Property as determined by an appraisal satisfactory to the Administrative Agent, plus 80% of the Net Orderly Liquidation Value of any Loan Party’s Eligible Equipment as determined by an appraisal satisfactory to the Administrative Agent prior to the Effective Date, less reserves established by the Agent in its Permitted Discretion, (ii) 25% of the amount of the Aggregate Commitment or (iii) $3,500,000 or, if all or any substantial portion of the Borrower’s operations in Paris, Tennessee cease to operate or are sold or otherwise transferred, $1,750,000; provided that each of the amounts described in the foregoing clauses (i), (ii) and (iii) shall each reduce by $250,000 as of each March 31, June 30, September 30 and December 31, commencing September 30, 2009 until such amounts reach zero.
     1.3 Section 2.10(b) is restated as follows:
     (b) At all times that full cash dominion is in effect pursuant to Section 7.3 of the Security Agreement, on each Business Day, the Administrative Agent shall apply all funds credited to the Collection Account the previous Business Day (whether or not immediately available) first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swing Line Loans) and to cash collateralize outstanding LC Exposure and to cash collateralize outstanding Swap Obligations of any Loan Party or its Subsidiaries owing to one or more Lenders or their respective Affiliates (based on the Aggregate Net Mark-to-Market Exposure thereof).
     1.4 The following new Section 2.11(d) is added:
     (d) On such occasion that the sum of the Aggregate Credit Exposure plus the Aggregate Net Mark-to-Market Exposure (after giving effect to any prepayments and cash collateral required under Section 2.11(b)) exceeds the Borrowing Base, the Borrower shall then cash collateralize (up to the amount of such excess) the outstanding Swap Obligations of any Loan Party or its Subsidiaries owing to one or more Lenders or their respective Affiliates (based on the Aggregate Net Mark-to-Market Exposure thereof). The Loan Parties shall provide such cash collateral pursuant to the terms of Section 5.13(e) or by executing such other agreements and documents requested by the Administrative Agent. The obligations of the Loan Parties under this Section 2.11(d) shall survive the termination of this Agreement and continue to be binding on the Loan Parties.
     1.5 Section 5.01(f) is restated as follows:
          (f) as soon as available but in any event within 20 days of the end of each calendar month, and, if Level 3 Liquidity exists, a Default has occurred and is continuing or Availability is less than $10,000,000 and any Loan is outstanding or requested, as soon as available but in any event within one Business Day of the end of each calendar week and at such other times (including prior to any Loan being made) as may be requested by the Administrative Agent, in each case as of the period then ended, a (i) Borrowing Base Certificate and supporting information in connection therewith and (ii) detailed schedule (showing account, amount and type) of the unrestricted cash and Permitted Investments of the Loan Parties as of the end of such month on deposit with the Administrative Agent or its Affiliates in the U.S. or Canada, together with any additional reports and information with respect to the Borrowing Base and such schedule as the Administrative Agent may reasonably request; and the PP&E Component of the Borrowing Base shall be updated (i) from time to time upon receipt of periodic valuation updates received from the Administrative Agent’s asset valuation experts, (ii) concurrent with the sale or commitment to sell any assets constituting part of the PP&E Component, (iii) in the event such assets are idled for any reason other than routine maintenance or repairs for a period in excess of ten (10) consecutive days, or (iv) in the event that the value of such assets is otherwise impaired, as determined in the Administrative Agent’s sole discretion;
     1.6 Section 6.12 is restated as follows:
     SECTION 6.12. Fixed Charge Coverage Ratio. At any time (i) Availability is less than $10,000,000 and Borrower requests a Loan, (ii) Liquidity is less than $40,000,000 at any time on or before July 31, 2009, or (iii) Liquidity is less than $50,000,000 at any time after July 31, 2009, the Borrower will not permit the Fixed Charge Coverage Ratio, determined for the then most recently ended period of four consecutive fiscal quarters, to be less than 1.1 to 1.0.
     1.7 The Commitment Schedule attached to the Credit Agreement is replaced with the Commitment Schedule attached hereto.
ARTICLE 2.
PLEDGE AND SECURITY AGREEMENT AMENDMENTS
     The Security Agreement is amended as follows:
     1.1 Section 7.3 is restated as follows:
     7.3 Application of Proceeds; Deficiency. All amounts deposited in the Collection Account, after having been credited in immediately available funds to the Collection Account, shall be deposited into the Borrower’s Funding Account, provided that:
     (a) all such amounts shall be applied (and allocated) by Administrative Agent in accordance with Section 2.18 of the Credit Agreement to the extent required by Section 2.18 of the Credit Agreement, and
     (b) all such amounts are not subject to full cash dominion (as referenced in Sections 2.10(b) and 2.18 of the Credit Agreement) on the date hereof, but will be subject to full cash dominion at any time (i) after a Default has occurred and is continuing, (ii) excess Availability is less than

$10,000,000 and any Loans are outstanding or (iii) Level 3 Liquidity exists (and such amounts will be applied to reduce amounts owing under the Credit Agreement as provided in Sections 2.10(b) and 2.18 of the Credit Agreement when such full cash dominion is in effect), provided further that such cash dominion will no longer be in effect if, for a period of 90 consecutive days after full cash dominion is effective, (i) no Default exists, (ii) excess Availability is greater than $10,000,000 and (iii) Level 1 Liquidity or Level 2 Liquidity exists (subject to reverting to full cash dominion as described above).
Except for dispositions specifically permitted pursuant to Section 6.05 of the Credit Agreement, the Administrative Agent shall require all other cash proceeds of the Collateral, which are not required to be applied to the Obligations pursuant to Section 2.11 of the Credit Agreement, to be deposited in a special non-interest bearing cash collateral account with the Administrative Agent and held there as security for the Secured Obligations. No Grantor shall have any control whatsoever over said cash collateral account. Any such proceeds of the Collateral shall be applied in the order set forth in Section 2.18 of the Credit Agreement unless a court of competent jurisdiction shall otherwise direct. The balance, if any, after all of the Secured Obligations have been satisfied, shall be deposited by the Administrative Agent into the Borrower’s general operating account with the Administrative Agent. The Grantors shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Secured Obligations, including any attorneys’ fees and other expenses incurred by Administrative Agent or any Lender to collect such deficiency.
ARTICLE 3.
REPRESENTATIONS
     The Loan Parties represent and warrant to the Lenders and Administrative Agent that:
     3.1 The execution, delivery and performance of this Amendment are within its powers and have been duly authorized by it. This Amendment is the legal, valid and binding obligation of it, enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     3.2 After giving effect to the amendments herein contained, the representations and warranties contained in the Credit Agreement and the representations and warranties contained in the other Loan Documents are true in all material respects on and as of the date hereof with the same force and effect as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), and no Default or Event of Default exists or has occurred and is continuing on the date hereof.
ARTICLE 4.
CONDITIONS PRECEDENT.
     This Amendment shall be effective when each of the following conditions is satisfied:
     4.1 This Amendment shall be executed by each of the Loan Parties, the Lenders and the Administrative Agent.
     4.2 The Loan Parties shall deliver such other documents, including board resolutions approving this Amendment and incumbency certificates, as requested by the Administrative Agent.
ARTICLE 5.
MISCELLANEOUS.
     5.1 References in the Credit Agreement or in any other Loan Document to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby and as further amended from time to time.
     5.2 Except as expressly amended hereby, each of the Loan Parties agree that the Loan Documents are ratified and confirmed and shall remain in full force and effect and that it has no set off, counterclaim, defense or other claim or dispute with respect to any of the foregoing. This Amendment is a Loan Document terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.
     5.3 This Amendment may be signed upon any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument, and signatures sent by telecopy or electronic mail message shall be enforceable as originals.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

TECUMSEH PRODUCTS COMPANY
By	/s/ James S. Nicholson
	Name:	James S. Nicholson
	Title:	Vice President, Treasurer and Chief Financial Officer

TECUMSEH PRODUCTS OF CANADA, LIMITED
By	/s/ James S. Nicholson
	Name:	James S. Nicholson
	Title:	Vice President and Treasurer

TECUMSEH COMPRESSOR COMPANY
By	/s/ James S. Nicholson
	Name:	James S. Nicholson
	Title:	Vice President and Treasurer

VON WEISE USA, INC.
By	/s/ James S. Nicholson
	Name:	James S. Nicholson
	Title:	Vice President and Treasurer

DATA DIVESTCO, INC.
By	/s/ James S. Nicholson
	Name:	James S. Nicholson
	Title:	Vice President and Treasurer

EVERGY, INC.
By	/s/ James S. Nicholson
	Name:	James S. Nicholson
	Title:	Vice President and Treasurer

TECUMSEH TRADING COMPANY
By	/s/ James S. Nicholson
	Name:	James S. Nicholson
	Title:	Vice President and Treasurer

JPMORGAN CHASE BANK, N.A., individually, as Administrative Agent, Issuing Bank and Swingline Lender
By	/s/ Matthew Brewer
	Name:	Matthew A. Brewer
	Title:	Assistant Vice President

COMMITMENT SCHEDULE

Lender	Commitment
JPMorgan Chase Bank, N.A.	$30,000,000.00
Total	$30,000,000.00